EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Everest Group, Ltd. of our report dated February 28, 2024, except for the changes in segment presentation discussed in Note 7 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2025 Annual Report on Form 10-K, as to which the date is February 27, 2025, relating to the financial statements and financial statement schedules, which appears in Everest Group, Ltd.'s Current Report on Form 8-K dated June 3, 2026.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 7, 2026